Exhibit 99.7

ROVI CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on June 9, 2008
Approved by the Stockholders on July 15, 2008
Amended by the Compensation Committee of the Board of Directors on November 4, 2008
As Amended by the Compensation Committee of the Board of Directors on October 27, 2010
Amended by the Board of Directors on March 8, 2016
Approved by the Stockholders on April 27, 2016

1.    Purpose. The purpose of the Rovi Corporation 2008 Employee Stock Purchase Plan (the “Plan”) is to grant to all eligible employees of Rovi Corporation, a Delaware corporation (the “Company”) and any parent or subsidiary of the Company, a favorable opportunity to acquire common stock of the Company (“Common Stock”), thereby encouraging such employees to accept, or to continue in, employment with the Company; increasing the interest of such employees in the Company’s welfare through participation in the growth and value of the Common Stock; and furnishing such employees with an incentive to improve operations and increase profits of the Company.

To accomplish the foregoing objectives, this Plan provides a means whereby all eligible employees may accrue rights to purchase shares of Common Stock.

2.    Administration. The Plan shall be administered by the Board of Directors (the “Board”) of the Company or by a committee of two or more directors appointed by the Board (the “Administrator”).

The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper. Subject to the terms and conditions of this Plan, the Administrator shall have the sole authority, in its discretion to interpret the Plan and to make all determinations deemed necessary or advisable for the administration of the Plan.

3.    Eligibility.

3.1    Employment Requirement. Except as otherwise set forth herein, every individual who, on the date of commencement of any Offering Period pursuant to this Plan, is an employee of the Company or of any parent or subsidiary of the Company, as defined below, is eligible to receive purchase rights to acquire shares of Common Stock pursuant to this Plan. The term “employee” includes an officer or director who is an employee of the Company or a parent or subsidiary of it, as well as a non-officer, non-director employee of the Company or a parent or subsidiary of it, and excludes an individual who provides services to the Company or a parent or subsidiary of it as an independent contractor whether or not such individual is reclassified as a common law employee, unless the Company or a parent or subsidiary of it withholds or is required to withhold U.S. Federal employment taxes for such individual pursuant to Section 3402 of the Internal Revenue Code of 1986, as amended (the “IRC”). As used in this Plan, the terms “parent corporation” and “subsidiary corporation” shall have meanings set forth in Sections 424(e) and (f), respectively, of the IRC.

3.2    Permissible Employees. In no event shall a purchase right be granted to any individual who, immediately after the grant of such purchase right, would own five percent (5%) or more of the total combined voting power or value of all classes of outstanding capital stock of the Company, its parent or any subsidiary.

For purposes of this Section 3.2, in determining stock ownership, an individual shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his brothers and sisters, spouse, ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries, as applicable. An individual shall be considered as owning the shares of Common Stock issuable upon exercise of any option or purchase right which such individual holds. Additionally, for purposes of this Section 3.2, outstanding capital stock shall include all capital stock actually issued and outstanding immediately after the grant of the option or the purchase right to the individual. Outstanding capital stock shall not include capital stock authorized for issue under outstanding options or purchase rights held by any person.

3.3    Excluded Employees. The following categories of employees of the Company or any parent or subsidiary of the Company shall be excluded from participating in this Plan: (i) employees whose customary employment is twenty (20) hours or less per week; (ii) employees whose customary employment is not more than five (5) months in any calendar year; and (iii) subject to Section 4.3, employees who are citizens or residents of a foreign jurisdiction if the grant of purchase rights under the Plan to such employees is prohibited under the laws of such jurisdiction or compliance with the laws of such jurisdiction would cause the Plan to violate the requirements of Section 423 of the IRC.

3.4    Transfer to or from Related Corporation. In the event that an employee leaves the employ of the Company to become an employee of any parent or subsidiary corporation of the Company, or if the employee leaves the employ of any such parent or subsidiary corporation to become an employee of the Company or of another parent or subsidiary corporation of the Company, such employee shall be deemed to continue as an employee of the Company or its parent or subsidiary for all purposes of this Plan.

4.    Common Stock Subject to Plan; Structure of the Plan.

4.1    Shares Reserved for Issue. There shall be reserved for issue upon the exercise of purchase rights granted under this Plan 14,000,000 shares of Common Stock (“Plan Shares”), subject to adjustment as provided in Section 11 hereof. Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan shall be counted against the Plan Shares. If any purchase rights granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

4.2    Aggregate Shares. Notwithstanding any other provisions of this Plan, the aggregate number of shares of Common Stock subject to outstanding purchase rights granted under this Plan, plus the aggregate number of shares issued upon the exercise of all purchase rights granted under this Plan, shall never be permitted to exceed the number of shares specified in Section 4.1 above.

4.3    Plan Structure. This Plan document is an omnibus document which includes the primary Plan document (the “Statutory Plan”) designed to permit offerings of grants to employees of the Company and any parent or subsidiary of the Company where such offerings are intended to satisfy the requirements of Section 423 of the IRC (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any parent, subsidiary, individual, offering or grant) and also a separate sub-plan (the “Non-Statutory Plan”) which permits offerings of grants to employees of certain Non-U.S. subsidiaries that are not intended to satisfy the requirements of Section 423 of the IRC.

(a)    The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plan, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plan. Offerings under the Non-Statutory Plan may be made to achieve desired tax or other objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions.

(b)    The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Section 423 of the IRC. The Board may adopt a Non-Statutory Plan applicable to particular subsidiaries, which shall be designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. The terms of a Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Section 4.1 of the Plan with respect to the total number of shares available to be offered under the Plan. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plan.

5.    Nontransferability. All purchase rights acquired pursuant to this Plan shall be nontransferable, except by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the participant only by the participant.

6.    Terms and Conditions of Each Offering. All offerings under this Plan shall be subject to the following terms and conditions:

6.1    Term and Frequency of Offerings. Each offering under the Plan will be for a period of approximately twenty-four (24) months (the “Offering Period”) commencing on the first business day of February and August of each year and ending approximately twenty-four (24) months thereafter on the last business day of January and July, respectively; provided, however, that, notwithstanding the foregoing, the first Offering Period will begin on August 1, 2008 and will end on July 31, 2010.

Each Offering Period will consist of four (4) six-month purchase periods (each a “Purchase Period”) commencing on the first business day of February and August of each year. The Board has the power to change the duration of Offering Periods or Purchase Periods without stockholder approval, provided that the change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.

6.2    Other Terms and Conditions. Purchase rights granted under this Plan shall be subject to the terms and conditions set forth herein, and to such other terms and conditions not inconsistent herewith as the Administrator may deem appropriate, provided that, except as otherwise permitted herein, such terms and conditions shall be identical for each participant granted purchase rights pursuant to any particular offering.

6.3    Election to Participate. If an individual is an eligible employee and desires to participate in an Offering Period under the Plan, he or she should enroll in the manner determined by the Administrator no later than the day before the start of the particular Offering Period (or by such other earlier date determined by the Administrator and communicated to participants) evidencing his or her election to participate. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the Offering Period in which he or she is currently participating, unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in such Offering Period as set forth in Sections 6.8 and 6.9.

If the fair market value of the Common Stock on the first day of any current Offering Period in which a participant is enrolled is higher than the fair market value of the Common Stock on the first day of any subsequent Offering Period, the participant will be deemed to have withdrawn from the current Offering Period on the day immediately preceding the first day of the subsequent Offering Period, and the Company automatically will enroll such participant in the subsequent Offering Period (the participant does not need to take any action to be so enrolled). Any funds accumulated in such a participant’s account for the current Offering Period as of the day immediately preceding the first day of such subsequent Offering Period will be applied to purchase shares on the current Offering Period Purchase Date immediately prior to the first day of such subsequent Offering Period and the current Offering Period will terminate immediately following such purchase.

6.4    Purchase Rights. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant, as of the first day of such Offering Period, by the Company to such employee of purchase rights to acquire that number of Plan Shares (rounded down to the nearest whole share) equal to the quotient obtained by dividing (i) the amount accumulated in such employee’s payroll deduction account during each Purchase Period in the Offering Period, by (ii) eighty-five percent (85%) of the lesser of the fair market value of the Common Stock on the first day of the applicable Offering Period or on the last day of the respective Purchase Period, subject to the limitations set forth below (the “Maximum Shares”). No participant may accrue purchase rights, pursuant to this Plan (and/or any other stock purchase plan qualifying under IRC Section 423 of this Company or of any parent or subsidiary of this Company), to acquire more than twenty-five thousand dollars ($25,000) worth of Common Stock (based on the fair market value of the Common Stock on the grant date of the purchase rights) in any one calendar year. No participant may accrue purchase rights pursuant to this Plan to acquire more than a maximum number of shares, which shall be 10,000 shares in any Offering Period or such lower number as may be established for a particular Purchase Period or Offering Period by the Board or the Administrator.

6.5    Payment for Common Stock. The purchase price will be paid with funds accumulated through periodic payroll deductions from the participant’s compensation during an Offering Period. The participant should provide authorization for payroll deductions to the Company, in the manner determined by the Administrator, on or before the last day of the month preceding any Offering Period (or by such other earlier date determined by the Administrator and communicated to participants), specifying the percentage (in whole percentages (i.e 1.5% is not acceptable)), which shall be not less than one percent (1%), nor more than one hundred percent (100%) per payroll period, in no event to exceed the net amount of pay after taxes and authorized deductions have been taken out of his or her total compensation earned during each payroll period during each Offering Period, which he or she desires to have deducted and set aside for purchases of Plan Shares for the duration of the Offering Period/s in which he or she is a participant. A participant’s “total compensation” shall include elective reductions in compensation that are excluded from income by reason of IRC Sections 125, 132(f)(4) and 402(g)(3) and shall include any amounts paid in cash that are considered “wages” under IRC Section 3101(a) (without regard to any limitation under IRC Section 3121(a)). A participant may reduce or increase the rate of payroll deductions during an Offering Period by authorizing a new rate for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after receipt of the authorization and shall continue for the remainder of the Offering Period. Such a change in payroll deductions may be made at any time during an Offering Period, but not more than one (1) reduction and not more than one (1) increase during any Purchase Period. A participant’s reduction in the rate of payroll deductions during an Offering Period may be to zero percent (0%), but a participant may not elect zero percent (0%) at the beginning of an Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by authorizing a new rate for payroll deductions not later than the day before the beginning of such Offering Period (or by such other earlier date determined by the Administrator and communicated to participants). Payroll deductions made for each participant shall be credited to a special book account on the Company’s books, but no funds will be actually set aside in any special fund or account.

6.6    Purchase Dates. The semi-annual purchase dates will occur on the last business day of each Purchase Period (the “Purchase Dates”). All payroll deductions collected from the participant and not theretofore applied to the purchase of Plan Shares, will automatically be applied to the purchase of that number of Plan Shares for which the participant was granted purchase rights for that Purchase Period pursuant to the formula set forth in Section 6.4 hereof. Any funds deducted from the participant’s compensation pursuant to this Plan during a particular Purchase Period in excess of the purchase price of the shares purchased for the Purchase Period, at the election of the participant, shall be carried over to subsequent Purchase Periods within the same Offering Period or promptly refunded to the participant following the expiration of the Purchase Period upon the participant’s request. Any funds deducted from the participant’s compensation pursuant to this Plan for a particular Offering Period in excess of the purchase price of the shares purchased during the Offering Period shall be promptly refunded to the participant following the expiration of the Offering Period.

6.7    Purchase Price. The purchase price for the Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Common Stock on the first day of the applicable Offering Period or the last day of the respective Purchase Period. For all purposes of this Plan, the fair market value of the Common Stock on any particular date shall be determined as follows:

(a)    If the Common Stock is at the time listed on any established stock exchange, then the fair market value shall be the closing selling price per share of the Common Stock as quoted on such exchange on the date of determination, or if there is no reported sale of the Common Stock on such exchange on the date of determination, then the fair market value shall be the closing selling price on the exchange on the last preceding trading day on which sales of the Common Stock are reported as having occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(b)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the closing high bid and low asked prices for the Common Stock on the date of determination, or if no prices are quoted for such date, then the mean between the closing high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(c)    In the absence of an established market for the Common Stock, then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.

6.8    Withdrawal. Each participant may withdraw from an Offering Period under this Plan by notifying the Administrator in the manner determined by the Administrator of his or her election to withdraw at any time on or before the end of an Offering Period (or by such other earlier date determined by the Administrator and communicated to participants). Upon receipt of such notice by the Administrator, all future payroll deductions for such Offering Period will cease, and any payroll deductions previously collected during such Offering Period pursuant to Section 6.5 (to the extent not already applied to the purchase of Plan Shares, and, if the withdrawal occurs on a Purchase Date, to the extent not applied to the purchase of Plan Shares on such Purchase Date) will be refunded, without interest. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal in the same manner as set forth above for initial participation in this Plan.

6.9    Termination of Participation in an Offering. A participant’s participation in an Offering Period will automatically terminate upon the participant’s cessation of employment or retirement with the Company or any parent or subsidiary of the Company, permanent and total disability, as defined in Section 22(e)(3) of the IRC, or death. Upon such event, the participant will be treated as having withdrawn from the Offering Period, and the Administrator will take the actions specified in Section 6.8. In the event a participant’s last day of employment falls on the same day as a Purchase Date, the participant will not be eligible to purchase shares on that Purchase Date.

6.10    Registration of Plan and Due Authorization. Notwithstanding anything to the contrary, express or implied herein, no rights granted under the Plan may be exercised to any extent unless the Plan (including the purchase rights and the shares covered thereby) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If on any Purchase Date, the Plan is not so registered, no rights granted under the Plan or any offering shall be exercised, and the Purchase Date shall be delayed until the Plan is subject to an effective registration statement, except that the Purchase Date shall not be delayed more than six (6) months, and in no event shall the Purchase Date be more than twenty-seven

(27) months from the commencement of the particular Offering Period. If on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is still not registered, no purchase rights shall be exercised and all payroll deductions accumulated (to the extent not already applied to the purchase of Plan Shares) shall be refunded to the participants, without interest. If after reasonable efforts, the Company is unable to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as counsel for the Company deems necessary or appropriate, the Company shall be relieved from any liability for failure to issue and sell Plan Shares upon exercise of such purchase rights unless and until such authority is obtained.

7.    Withholding and Employment Taxes. The Company shall be entitled to withhold and/or pay from any payroll deductions made pursuant to this Plan, the amount of any and all applicable federal, state, local and foreign withholding and employment taxes.

    8.    Equal Rights and Privileges. All participants in an Offering Period under the Statutory Plan shall have the same rights and privileges with respect to their participation in the Statutory Plan for that Offering Period in accordance with Section 423 of the IRC and the related regulations.

9.    Disqualifying Dispositions. If any Plan Shares are disposed of within two (2) years from the date the purchase rights were acquired or within one (1) year after the acquisition of the Plan Shares by the participant, immediately prior to the disposition, the participant shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.

10.    Stock Issuance and Rights as Stockholder. Notwithstanding any other provisions of the Plan, no participant shall have any of the rights of a stockholder (including the right to vote and receive dividends) of the Company, by reason of the provisions of this Plan or any action taken hereunder, until the date such participant shall both have paid the purchase price for the Plan Shares and shall have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) the stock certificate evidencing such shares.

11.    Adjustments Upon Changes in Capitalization or Merger.

11.1    Appropriate Adjustment in Number of Shares. Subject to any required action by the Company’s stockholders, the number of shares of Common Stock covered by this Plan as provided in Section 4, the number of shares of Common Stock covered by each outstanding purchase right granted hereunder and the purchase price thereof, and the maximum number of shares of Common Stock that may be purchased by any participant in any Offering Period as provided in Section 6.4 shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of such shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such outstanding shares of Common Stock effected without the receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

11.2    Mergers and/or Acquisitions. Subject to any required action by the Company’s stockholders, if the Company shall be the surviving corporation in any merger or consolidation (other than one described in (iii) below), each outstanding purchase right shall pertain and apply to the securities to which a holder of the number of shares subject to the purchase right would have been entitled. In the event of (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the purchase rights granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the IRC, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), each outstanding purchase right shall terminate, unless the surviving corporation in the case of a merger or consolidation assumes outstanding purchase rights or replaces them with substitute purchase rights having substantially similar terms and conditions; provided, however, that if an outstanding purchase right is to terminate upon any such event, the Administrator on such terms and conditions as it deems appropriate, shall provide either by the terms of the agreement or by a resolution adopted prior to the occurrence of any such event, that, for some period of time prior to such event, such purchase right shall be exercisable as to all of the shares covered by the portion of the purchase right that previously has not lapsed, terminated, or been exercised.

11.3    Board’s Determination Conclusive. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

11.4    Limitation on Rights. Except as hereinabove expressly provided in this Section 11, no participant shall have any rights by reason of any subdivision or consolidation of shares of the capital stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class or of securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to any purchase right granted hereunder.

11.5    Reservation of Rights. The grant of a purchase right pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.    Securities Law Requirements.

12.1    Investment Representations. The Administrator may require an individual as a condition of the grant and of the exercise of a purchase right, to represent and establish to the satisfaction of the Administrator that all Plan Shares to be acquired will be acquired for investment and not for resale. The Administrator shall cause such legends to be placed on certificates evidencing Plan Shares as, in the opinion of the Company’s counsel, may be required by federal and applicable state securities laws.

12.2    Compliance with Applicable Securities Laws. No Plan Shares shall be issued unless and until counsel for the Company determines that: (i) the Company and the participant have satisfied all applicable requirements under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; (ii) any applicable requirement of any stock exchange or quotation system on which the Common Stock is listed or quoted has been satisfied; and (iii) all other applicable provisions of state and federal law have been satisfied.

13.    Termination and Amendment. The Board may terminate the Plan or amend the Plan from time to time, in such respects as the Board may deem advisable; provided, however, that:

    (i)     any outstanding purchase rights granted before such termination or amendment will not be materially impaired by any such termination or amendment except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the IRC and the regulations and other interpretive guidance issued thereunder relating to employee stock purchase plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the effective date of the Plan, or (c) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment; and

(ii)    the approval of the Company’s stockholders will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (a) materially increases the number of shares of Common Stock available for issuance under the Plan, (b) materially expands the class of individuals eligible to become participants and receive purchase rights under the Plan, (c) materially increases the benefits accruing to participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (d) materially extends the term of the Plan, or (e) expands the types of awards available for issuance under the Plan, but in each of (a) through (e) above only to the extent stockholder approval is required by applicable law or listing requirements.

14.    Termination.     The Plan will terminate automatically on the earlier of termination by the Board or issuance of all the shares reserved under the Plan. No offering shall be initiated hereunder after termination of the Plan, but such termination shall not affect the validity of any purchase rights then outstanding, except as provided in Section 13.

15.    Time of Granting Options. The date of grant of a purchase right hereunder shall, for all purposes, be the date on which the particular Offering Period commences.

16.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.

17.    Effective Date. This Plan was adopted by the Board on June 9, 2008. The Plan was approved by the stockholders of the Company on July 15, 2008 and shall be effective on said date.